Exhibit 21

[Execution Copy]

STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is entered into as of July 18, 2005, by and among Fox Interactive Media, Inc., a corporation organized under the laws of Delaware (“Parent”), the stockholders listed on Schedule I hereto (each, a “Stockholder” and collectively, the “Stockholders”), and solely with respect to Sections 3.6, News Corporation, a Delaware corporation (“News”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Stockholder holds and is entitled to vote (or to direct the voting of) the number of shares of stock (the “Company Stock”) of Intermix Media, Inc., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule I hereto (with respect to each Stockholder, such shares of Company Stock set forth on Schedule I are referred to herein as the “Subject Shares”);

WHEREAS, the Company, Parent, Project Ivory Acquisition Corporation, a Delaware corporation (“Merger Sub”), and News (solely with respect to certain parts thereto) are concurrently entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, each Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Capitalized Terms.  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 1.2            Other Definitions.  For purposes of this Agreement:

(a)           “Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition of more than 25% of the outstanding shares of capital stock or any other voting securities of the Company by any Third Party, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Third Party acquiring 25% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole (including capital stock of Subsidiaries of the Company), (iii) any other transaction which would result in a Third Party acquiring 25% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole (including capital stock of Subsidiaries of the

Company), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise) or (iv) any combination of the foregoing.

(b)           “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.  For purposes of this Agreement, with respect to each Stockholder, the term “Affiliate” shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

(c)           “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

(d)           “Third Party” shall mean any Person other than Parent and its Subsidiaries and Affiliates.

ARTICLE II
VOTING AGREEMENT AND PROXY GRANT

Section 2.1            Agreement to Vote the Subject Shares.  Each Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the “Voting Period”), at any meeting (or any adjournment or postponement thereof) of the Company’s stockholders, however called, or in connection with any written consent of the of the Company’s stockholders, such Stockholder shall vote (or cause to be voted) its Subject Shares (x) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger (and any actions directly required in furtherance thereof), (y) against any action, proposal, transaction or agreement that, to the knowledge of such Stockholder, is intended to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of any Stockholder under this Agreement, and (z) except as otherwise agreed to in writing in advance by Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement):  (i) any extraordinary corporate transaction, such as a merger, share exchange, arrangement, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its respective Subsidiaries; (ii) any approval or consent regarding any Acquisition Proposal; (iii) any change in Persons who constitute the board of directors of the Company; and (iv) any other action or proposal involving the Company or any of its Subsidiaries that, to the knowledge of such Stockholder, is intended, or could reasonably be expected, to prevent, impede, interfere with, materially delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement.  Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

Section 2.2            Grant of Proxy.  Concurrently with the execution of this Agreement, each Stockholder hereby appoints, with respect to such Stockholder’s Subject Shares, Parent, and any designee of Parent, and each of them individually, such Stockholder’s sole and exclusive proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to such Stockholder’s Subject Shares in the form of Exhibit A attached hereto.  This proxy is given to secure the performance of the duties of each Stockholder under this Agreement.  Each Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy.

Section 2.3            Nature of Proxy.  The proxy and power of attorney granted pursuant to Section 2.2 by each Stockholder shall be irrevocable during the Voting Period and shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall be valid and binding on any Person to whom the Stockholder may transfer any of its Subject Shares in breach of, or in accordance with, this Agreement.  Each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder’s Subject Shares.  Each Stockholder agrees not to grant any proxy (whether revocable or irrevocable) to any Person that conflicts with the proxy granted by such Stockholder pursuant to this Article II, and any attempt to do so shall be void and of no force and effect.  The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder.

ARTICLE III
COVENANTS

Section 3.1            Generally.

(a)           Each Stockholder agrees that during the Voting Period if Parent and Merger Sub are in compliance with the terms of this Agreement and the Merger Agreement, except as contemplated by the terms of this Agreement, it shall not (i) sell, sell short, transfer (including by way of gift), tender, pledge, encumber, assign, grant any right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Stockholder)) or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of its Subject Shares or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

(b)           In the event of a stock dividend or distribution, or any change in the Company Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include, with respect to any Stockholder, such Stockholder’s Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of its Subject Shares may be changed or exchanged or which are received in such transaction.

Section 3.2            No Solicitation of Other Offers. During the Voting Period, no Stockholder shall, and each Stockholder shall not authorize any of its Subsidiaries or controlled Affiliates and shall use commercially reasonable efforts not to permit any of its, its Subsidiaries’ or its Affiliates’ directors, officers, employees, agents or representatives to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage an Acquisition Proposal, (ii) furnish or disclose to any Third Party non-public information (or afford access to any of the properties, assets, books or records relating to the Company or any of its Subsidiaries) with respect to or in furtherance of or which would reasonably be likely to lead to an Acquisition Proposal, (iii) negotiate or engage in substantive discussions with any Third Party with respect to an Acquisition Proposal or (iv) enter into any agreement or agreement in principle with respect to an Acquisition Proposal.

Section 3.3            No Effect on Directors.  Notwithstanding any of the provisions of this Agreement, the parties acknowledge that the Stockholders are represented on the Company’s Board of Directors and agree that such persons will act in their capacities as directors of the Company solely in accordance with their duties to the Company and its stockholders.

Section 3.4            Reasonable Efforts.  Parent shall (a) make promptly its filing, and thereafter make any other required submissions, under the HSR Act with respect to the Merger Agreement and the Merger and (b) use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger as promptly as practicable, including using commercially reasonable efforts to obtain promptly all permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Parent or the Company or their Subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Merger.

Section 3.5            Indemnification.  (a) Parent shall indemnify, defend and hold harmless each Stockholder and all of its members, Affiliates, partners, and their respective directors, managing directors, members, partners, attorneys, representatives, officers, and employees (the “Indemnified Parties”), against any payments made or payable by any Indemnified Party in respect of (i) costs and expenses (including reasonable attorneys’ fees) incurred, (ii) judgments, fines, losses, amounts paid in settlement, claims, penalties and damages incurred or suffered and (iii) liabilities incurred, in each case, by any Indemnified Party, arising by reason of such Stockholder entering into and performing this Agreement, whether civil, criminal, administrative or investigative (including, without limitation, the advancement of reasonable attorney’s fees and disbursements, which shall be paid, reimbursed or advanced by Parent on a monthly basis prior to the final disposition thereof without the requirement of any bond or other security).  From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, keep in full force and effect, and comply with the terms and conditions of, any agreement listed on Section 6.9 of the Ivory Disclosure Schedule (including, without limitation, the Series C Preferred Stock Purchase Agreement, dated as of October 31, 2003, among the Company and the Stockholders who purchased Series C Convertible Preferred Stock pursuant thereto).  For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the provisions in its Certificate of Incorporation and By-Laws providing for indemnification of each present and former officer, director and employee of the Company and its Subsidiaries (collectively, the “Merger Agreement Indemnified Parties”), with respect to facts and circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under the DGCL, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would increase the scope of the Merger Agreement Indemnified Parties’ indemnification rights thereunder; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

(b)           Promptly after receipt by an Indemnified Party of notice of its involvement in any new action, suit, proceeding, arbitration or investigation arising after the date hereof, the Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against Parent pursuant to Section 3.5(a), notify Parent of such involvement.  Failure by an Indemnified Party to so notify Parent shall relieve Parent from the obligation to indemnify the Indemnified Party pursuant to this Section 3.5 only to the extent that Parent suffers actual prejudice as a result of such failure.  Parent shall be entitled to assume the defense of any such action, suit, proceeding, arbitration or investigation as well as any action, suit, proceeding, arbitration or investigation existing prior to the date hereof and subject to indemnification pursuant to Section 3.5(a),  with counsel satisfactory to the Indemnified Party.  Without limiting Parent’s obligation to indemnify, defend and hold harmless the Indemnified Party pursuant to Section 3.5(a), upon assumption by Parent of the defense of any such action, suit, proceeding, arbitration or investigation, the Indemnified Party shall have the right to participate in such action, suit, proceeding, arbitration or investigation and to retain its own counsel at Parent’s expense; provided, however, that Parent shall not, in connection with any one such action, suit, proceeding, arbitration or investigation or separate but substantially similar actions, suits, proceedings, arbitrations or investigations arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action, suit, proceeding, arbitration or investigation.  Parent shall not consent to the terms of any compromise or settlement of any action, suit, proceeding, arbitration or investigation defended by Parent in accordance with the foregoing without the prior written consent of the Indemnified Party, unless such compromise or settlement (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action, suit, proceeding, arbitration or investigation and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(c)           Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance claims under any policy that is or has been in existence with respect to the Company or any of its directors, agents or stockholders, it being understood and agreed that the indemnification provided for in this Section 3.5 is not prior to or in substitution for any such claims under such policies.

(d)           If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any one Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 3.5.

(e)           The rights of each Indemnified Party under this Section 3.5 shall be in addition to any rights such person may have under the charter or bylaws of the Company or any of its subsidiaries, under Delaware Law or any other applicable Laws or under any agreement of any

Indemnified Party with the Company or any of its subsidiaries. These rights shall survive consummation of any acquisition of the Company by Parent and are intended to benefit, and shall be enforceable by, each Indemnified Party.

Section 3.6            Guarantee.  News, hereby irrevocably and unconditionally guarantees to the Stockholders, as primary obligor and not merely as surety, the performance of all obligations hereunder of Parent and the due and punctual payment by Parent in full of any amounts payable by Parent pursuant to this Agreement.  To the fullest extent permitted by applicable Law, News waives presentment to, demand of payment from and protest to the Stockholders, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.  To the fullest extent permitted by applicable Law, the obligations of News hereunder shall not be affected by (a) the failure of the Stockholders to assert any claim or demand or to exercise or enforce any right or remedy against Parent under the provisions of this Agreement or otherwise, or (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions, of this Agreement.   News agrees that the guarantee pursuant to this Section 3.6 constitutes an absolute, unconditional, present and continuing guarantee of payment and not of collection, and waives any right to require that any resort be had by the Stockholders to (i) the Stockholder’s rights against any other person, including Parent, or (ii) any other right or remedy available to the Stockholders by contract, applicable Law or otherwise.  It is the intent of the guarantee pursuant to this Section 3.6 that the Stockholders shall have resort to News without asserting or resorting to any remedy against Parent and without demand to it, as though News were primarily liable for any payment due hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder hereby represents and warrants to Parent that the following statements in this Article IV are true and correct as to such Stockholder:

Section 4.1            Due Organization, etc.  The Stockholder is an entity duly formed and validly existing under the Laws of the jurisdiction of its organization.  The Stockholder has all necessary limited partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder has been duly authorized by all necessary limited partnership or limited liability company action on the part of such Stockholder.

Section 4.2            Ownership of the Subject Shares.  As of the date hereof, (i) the Stockholder is the lawful owner of its Subject Shares and has the sole power to vote (or cause to be voted) its Subject Shares and (ii) neither the Stockholder nor any controlled Affiliate of the Stockholder owns or holds any additional shares of any class of stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company.  The Stockholder has good and valid title to its Subject Shares free and clear of any and all Liens, proxies and voting agreements of any nature or kind whatsoever,

other than those created by this Agreement and other than that certain Agreement, dated                         , 2004, by and among the Company and certain of the Stockholders.

Section 4.3            No Conflicts.  Other than compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other Person, is necessary for the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its Subject Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, or judgment or, to the knowledge of such Stockholder, any statute, rule or regulation which, in the case of clauses (B) and (C), could reasonably be expected to materially adversely affect the Stockholder’s ability to perform any of its obligations under this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Stockholders as follows:

Section 5.1            Due Organization, etc.  Parent is a corporation duly organized and validly existing under the Laws of Delaware.  Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent has been duly authorized by all necessary action on the part of Parent.

Section 5.2            No Conflicts.  Other than compliance with the applicable requirements of the Exchange Act, (a) no filing with any Governmental Entity, and no authorization, consent or approval of any other Person, is necessary for the execution of this Agreement by Parent and, except as provided in the Merger Agreement, for the consummation by Parent of the transactions contemplated hereby and (b) none of the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby shall (i) conflict with or result in any breach of the organizational documents of Parent, (ii) result in a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, judgment or, to the knowledge of Parent, any statute, rule or regulation which could reasonably be expected to materially adversely affect Parent’s ability to perform any of its obligations under this Agreement.

Section 5.3            Reliance by the Stockholders.  Parent understands and acknowledges that the Stockholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

ARTICLE VI
TERMINATION

Section 6.1            Termination.  This Agreement shall terminate as to Parent and each Stockholder, and neither Parent nor any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect, upon the earliest to occur of (i) the mutual consent of Parent and each Stockholder, (ii) the date of termination of the Merger Agreement in accordance with its terms or (iii) the Effective Time (as such term is defined in the Merger Agreement) or (iv) January 18, 2006 (such date, the “Termination Date”); provided, further, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement.  Notwithstanding the foregoing, Sections 3.5, 3.6, 7.4 through 7.10, inclusive, of this Agreement shall survive the termination of this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1            Amendments, Waivers, etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.2            Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, by registered or certified mail (postage prepaid, return receipt requested), or by overnight courier, to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or News:

Fox Interactive Media, Inc.

10201 West Pico Boulevard

Los Angeles, California 90067

Attention: Ross Levinsohn
Telecopier: (310) 444-8418

and

News Corporation
1211 Avenue of the Americas
New York, New York 10036
Attention: Lawrence A. Jacobs, Esq.
Telecopier: (212) 768-9896

with an additional copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:  Lou R. Kling, Esq.

                  Howard L. Ellin, Esq.

Telecopier: (212) 735-2000

If to any Stockholder, to such Stockholder at the address corresponding to such Stockholder’s name on Schedule I, with a copy to:

VantagePoint Venture Partners

1001 Bayhill Drive
Suite 300
San Bruno, CA 94066

Attention:  General Counsel

Telecopier: (650) 869-6078

with an additional copy to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105

Attention: Richard V. Smith, Esq.

Telecopier:  (415) 773-5759

Section 7.3            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.4            Entire Agreement.  This Agreement (together with the Merger Agreement, to the extent referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.5            Assignment.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that Parent may assign and transfer its rights and obligations hereunder to any direct or indirect wholly Subsidiary of Parent.

Section 7.6            Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than as provided in Section 3.5, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.7            Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 7.8            Governing Law; Dispute Resolution.   (a) This Agreement shall be governed by and construed in accordance with, the Laws of the State of Delaware without regard, to the fullest extent permitted by Law, to the conflicts of Laws provisions thereof which might result in the application of the Laws of any other jurisdiction.

(b)           IN THE EVENT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, SUCH DISPUTE SHALL BE RESOLVED SOLELY AND EXCLUSIVELY BY CONFIDENTIAL BINDING ARBITRATION WITH THE SAN FRANCISCO BRANCH OF JAMS (“JAMS”) TO BE GOVERNED BY JAMS’ COMMERCIAL RULES OF ARBITRATION (THE “JAMS RULES”) THAT ARE IN EXISTENCE AT THE COMMENCEMENT OF THE ARBITRATION, AND HEARD BEFORE ONE ARBITRATOR.  THE PARTIES SHALL ATTEMPT TO MUTUALLY SELECT THE ARBITRATOR.  IN THE EVENT THEY ARE UNABLE TO MUTUALLY AGREE, THE ARBITRATOR SHALL BE SELECTED BY THE PROCEDURES PRESCRIBED BY THE JAMS RULES.  EACH PARTY SHALL BEAR ITS OWN ATTORNEYS’ FEES, EXPERT WITNESS FEES, AND COSTS INCURRED IN CONNECTION WITH ANY ARBITRATION.

Section 7.9            Headings.  The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.10         Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, each Stockholder and News have caused this Agreement to be duly executed as of the day and year first above written.

FOX INTERACTIVE MEDIA, INC.

By:	/s/ Ross Levinsohn
Name:
Title:

NEWS CORPORATION
(SOLELY WITH RESPECT TO
SECTION 3.6)

By:	/s/ Michael Bunder
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

STOCKHOLDERS

VP ALPHA HOLDINGS IV, L.L.C.
By: VantagePoint Venture Associates IV, L.L.C.
its Managing Member

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,
Managing Member

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.
By: VantagePoint Venture Associates IV, L.L.C.,
Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,
Managing Member
VANTAGEPOINT VENTURE PARTNERS IV, L.P.
By: VantagePoint Venture Associates IV, L.L.C.
Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,
Managing Member

VANTAGEPOINT VENTURE PARTNERS IV
PRINCIPALS FUND, L.P.
By: VantagePoint Venture Associates IV, L.L.C.
Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,
Managing Member

[SIGNATURE PAGE TO VOTING AGREEMENT]

Schedule I

Number of
Stockholder Name	Shares of Stock

VP Alpha Holdings IV, LLC	1,750,000 shares of Series B Preferred
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066
Attn: General Counsel	1,325,000 shares of Series C-1 Preferred Stock

3,050,000 shares of Common Stock

VantagePoint Venture Partners	3,430,258 shares of Series C Preferred
IV (Q), L.P.
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066
Attn: General Counsel

VantagePoint Venture Partners	343,821 shares of Series C Preferred Stock
IV, L.P.
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066
Attn: General Counsel

VantagePoint Venture Partners	12,496 shares of Series C Preferred Stock
IV Principals Fund, L.P.
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066
Attn: General Counsel

Exhibit A

IRREVOCABLE PROXY

The undersigned stockholder of Intermix Media, Inc., a Delaware corporation (the “Company”), hereby irrevocably appoints Fox Interactive Media, Inc., a Delaware corporation (“Parent”), and any designee thereof, as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of capital stock of the Company owned by the undersigned beneficially and of record as of the date hereof, which shares are listed on Schedule I to this proxy (collectively, the “Owned Shares”), until the Expiration Date (as defined below).  As used herein, the term “Expiration Date” shall mean the earliest to occur of: (a) the date of termination of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 18, 2005, among the Company, Parent, Project Ivory Acquisition Corporation, a Delaware corporation (“Merger Sub”), and News Corporation (solely with respect to certain parts thereto)(“News”), (b) the agreement of the parties to terminate this proxy, (c) the Effective Time (as defined in the Merger Agreement) or (d) January 18, 2006.  The undersigned hereby revokes any and all previous proxies with respect to the undersigned’s Owned Shares and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, shall not be effective) by the undersigned with respect to the Owned Shares that conflict with this proxy.

This proxy and power of attorney is intended to be irrevocable in accordance with the provisions of Section 212(e) of the General Corporation Law of the State of Delaware and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of Parent entering into the Merger Agreement and the Stockholder Voting Agreement, dated as of July 18, 2005, by and among Parent, the stockholders of the Company set forth in Schedule I thereto and News (solely with respect to certain parts thereto)(the “Voting Agreement”), and shall be valid and binding on any person to whom the stockholder may transfer any of its Owned Shares.  The attorney and proxy named above will be empowered at any time prior to the Expiration Date to vote or act by written consent with respect to the Owned Shares at every annual, special, adjourned or postponed meeting of the Company’s stockholders, and in every written consent in lieu of such a meeting, or otherwise, as provided below.  The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the undersigned stockholder of the Company.

The attorney and proxy named above may only exercise this proxy to vote the Owned Shares subject hereto at any time prior to the Expiration Date at any meeting (or any adjournment or postponement thereof) of the Company’s stockholders, however called, or in connection with any written consent of the of the Company’s stockholders, (x) in favor of the adoption of the Merger Agreement (and any actions directly required in furtherance thereof), (y) against any action, proposal, transaction or agreement that is intended to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of any Stockholder under the Voting Agreement, and (z) except as otherwise agreed to in writing in advance by Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement):  (i) any extraordinary corporate transaction, such as a merger, share exchange, arrangement, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its respective Subsidiaries (as defined in the Merger Agreement); (ii) any approval or consent regarding any Acquisition Proposal (as defined in the Voting Agreement); (iii) any change in Persons who constitute the board of directors of the Company; and (iv) any other action or proposal involving the Company or any of its Subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, materially delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the Voting Agreement.  Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

The undersigned stockholder may vote the Owned Shares on all other matters.

* * * * * *

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated:           July 18, 2005

VP ALPHA HOLDINGS IV, L.L.C.
By: VantagePoint Venture Associates IV, L.L.C.
its Managing Member

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,
Managing Member

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.
By: VantagePoint Venture Associates IV, L.L.C.,
Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,
Managing Member
VANTAGEPOINT VENTURE PARTNERS IV, L.P.
By: VantagePoint Venture Associates IV, L.L.C.
Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,
Managing Member

VANTAGEPOINT VENTURE PARTNERS IV
PRINCIPALS FUND, L.P.
By: VantagePoint Venture Associates IV, L.L.C.
Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,
Managing Member

[SIGNATURE PAGE TO PROXY]